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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Triple-S Management Corporation

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SHAREHOLDERS’ MEETING 2006
PARTICIPATE FOR YOUR SHARES
MOVING FORWARD
On January 13, 2006, your Board of Directors approved a resolution to promote an initial public offer of Triple-S Management Corporation (the “Corporation”). In an initial public offering (IPO), shares of the Corporation’s common stock would be offered for sale to the public.
Our shareholders will be able to offer a portion of their shares for sale in the market as part of the process of the IPO.
In order to continue this process it is necessary to amend the Articles of Incorporation and the Bylaws. The Board of Directors recommended that said amendments be submitted to a vote by the shareholders at the next Shareholders’ Meeting to be held on April 30, 2006.
REASON FOR THE AMENDMENTS
As part of the IPO process, it is necessary to adopt amendments to the Articles of Incorporation and Bylaws to modify certain restrictions regarding shares.
WHY MODIFY THE RESTRICTIONS?
Specifically, the restrictions on ownership and transfer of shares in the Articles of Incorporation and Bylaws prohibits shareholders from offering their shares in the market. One of the benefits of the IPO is that it would allow for the creation of a public market for the Corporation’s stock in which these shares of stock could be bought or sold. Our shareholders will have the opportunity to realize the market value of their shares.
It will be possible to offer a portion of your shares for sale in the market as part of the IPO process.
HOW MUCH ARE YOUR SHARES WORTH?
We cannot tell you at what price shares would be offered in the IPO. However, we have considered the prices at which companies similar to ours have conducted their IPOs and, based on that consideration, would not expect to go forward with an IPO of the Corporation at a price per share materially below book value, which was approximately $35,000 per share at December 31, 2005. It must be noted that management has not concluded that the market value of the Corporation is equal to its book value. However, book value per share is relevant only as an approximation of the minimum price at which we would expect to go forward with an IPO.
WHY DOES THE CAPITAL INCREASE?
Another of the amendments that must be made to our Articles of Incorporation will allow for an increase in the Corporation’s authorized capital. This new capital structure more appropriately reflects the present and future needs of the Corporation. Such an increase will have no impact on the economic value of your investment in the Corporation or your voting rights
HOW DOES THE PRICE PER SHARE COMPARE IN THE MARKET?
The price at which shares are sold to the public in an IPO is intended to reflect the value of the Corporation. However, IPO shares for comparable companies are customarily priced in between $20 per share and $50 per share. Accordingly, in connection with an IPO, a company must adjust (usually increase) the number of its outstanding shares as necessary so that the estimated value of the company divided by the total number of shares to be outstanding after the IPO is between $20 and $50.

In the Corporation’s case, it will be necessary to substantially increase the number of outstanding shares prior to the IPO in order for the IPO price per share to fall in the range of comparable companies. Such an increase in the number of shares outstanding has no impact on the value of your investment.
For example, if you currently hold 10 shares with a hypothetical market value of $350,000 ($35,000 per share) and there is an increase in the total number of shares outstanding prior to the IPO by a factor of 1,000, as a result of that increase you would hold 10,000 shares with the same hypothetical total value of $350,000, but a hypothetical value per share of $35. Such an increase in the number of outstanding shares is referred to as a “stock split”. As noted above, we have not concluded that the market value of the Corporation is equal to its book value as of December 31, 2005 or $35,000, but we are using said value for the example.
The initiative to transform our company into a public company is a historic decision. We need you at the Annual Meeting!
Therefore, the amendment is necessary to be able to issue new shares and thereby allow the value per share to be similar to that of other comparable companies. Remember, this will not affect the total value.
The following table sets out the effect of various possible stock splits on a holding of 10 shares with a theoretical value of $35,000 per share:

Split Ratio	Number of	Value of Shareholder's	Theoretical
	Shares	Holding	Value per Share
750:1	7,500	$350,000	$46.67
1,000:1	10,000	$350,000	$35.00
1,250:1	12,500	$350,000	$28.00
1,500:1	15,000	$350,000	$23.33
2,000:1	20,000	$350,000	$17.50
After the completion of the IPO, the authorization of additional shares of stock will allow the Board of Directors to issue additional shares from time to time for any corporate purpose, including stock splits, stock dividends and future acquisitions of the Corporation, subject to any shareholders’ approval in accordance to the law.
CONCLUSION
On April 30, 2006, you will have six proposals for your consideration. It is important that your shares are represented at the Annual Meeting. Your Board of Directors encourages you to vote IN FAVOR of the six proposals, since they will make it possible to proceed with the process of the IPO.